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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT OF
                      THE AMENDED AND RESTATED CERTIFICATE
                               OF INCORPORATION OF
                           SUPERCONDUCTOR TECHNOLOGIES



        The undersigned, Peter Thomas, hereby states and certifies that:

        1. The undersigned is the Chief Executive Officer of Superconductor Technologies, Inc., a Delaware corporation (the "Corporation").

        2. Article IV (Section 1) of the Amended and Restated Certificate of Incorporation of the Corporation is amended by deleting Article IV (Section 1) in its entirety and adding a new Article IV (Section 1) to such Certificate of Incorporation, to read as follows:

                "Section 1. Designation and Amount. The
                Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation shall have authority to issue is 30,000,000, with par value of $0.001 per share, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 2,000,000, with par value of $0.001 per share. Of the Preferred Stock, 645,833 shares shall be designated Series A Preferred Stock ("Series A Preferred"), 125,000 shares shall be designated Series A-1 Preferred Stock ("Series A-1 Preferred") and 1,000,000 shares shall be designated Series B Preferred Stock ("Series B Preferred"). The rights, preferences and privileges of the Series B Preferred are set forth in the Certificate of Designation of the Series B Preferred as filed with the Secretary of the State of the State of Delaware on September 2, 1998.

                        The undesignated 229,117 shares of
                Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, designations, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such



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                series subsequent to the issuance of shares of
                that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                        The Corporation shall from time to time
                in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

                        The rights, preferences, privileges and
                restrictions granted to or imposed on the common
                Stock, Series A Preferred and Series A-1
                Preferred are as follows:"

        3. The foregoing amendment to the Amended and Restated Certificate of Incorporation was duly approved and adopted, in accordance with Section 242 of the General Corporation Law of the State of Delaware, by the directors of the Corporation.

        4. The foregoing amendment to the Amended and Restated Certificate of Incorporation was duly approved and adopted, in accordance with Section 242 of the General Corporation Law of the State of Delaware, by the stockholders of the Corporation entitled to vote thereon, by written consent without a meeting.

        IN WITNESS WHEREOF, the undersigned does hereby acknowledge, under penalty of perjury, that this Certificate of Amendment is the act and deed of the undersigned, and that the facts stated herein are true.


Dated:  September 3, 1998

                                       /s/ Peter Thomas
                                       -----------------------------------------
                                       Peter Thomas
                                       Chief Executive Officer